EXHIBIT 6.1-STOCK PURCHASE AGREEMENT


STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of the 24th day of June, 2003, by and among INFe, Inc., a Florida corporation ("INFe"), INFe- Human Resources, Inc a Nevada corporation ("Buyer"), Daniels Corporate Advisory Company, Inc, a Nevada corporation ("Seller") and Arthur Viola ("Selling Stockholder").

                                    RECITALS

A. Seller is engaged in the business of providing corporate advisory services to senior management , and capital investment to their companies, as well as other financial services, including payroll and related services (the "Business").

B. Selling Stockholder desires to sell and assign to Buyer, and Buyer desires to purchase from Selling Stockholder, all of the common stock of Seller, upon the terms and subject to the conditions set forth in this Agreement.

C. Buyer and Selling Stockholder have previously reached preliminary agreement regarding the terms of a transaction and Buyer has issued (subject to vesting) stock to Selling Stockholder and his assignees conditional on this agreement being consummated. Buyer, Seller and Selling Stockholder therefore desire to formalize their arrangements in this Agreement.

THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings:

1.01. [Intentionally Deleted]

1.02 Agreement. This Stock Purchase Agreement, including the Schedules and Exhibits annexed hereto and supplemented as provided herein.

1.03. Assets. All of the assets of Seller, whether tangible or intangible, relating to or used in connection with the Business, including, without limitation, cash, marketable securities accounts receivable (whether or not current), patents, trademarks, trade names, trade secrets, know-how, customer and supplier lists, mailing lists and other intellectual property, registered or unregistered, promotional materials, telephone and facsimile numbers, contract rights, customer orders and customer records material to the Business, Inventories, machinery, equipment, and furnishings of Seller, but not including the Excluded Assets. The Assets are listed on Schedule 1.03.

1.04 [Intentionally Deleted]

1.05. Closing. The closing of the transactions contemplated by this Agreement

1.06. Closing Date. July 1, 2003. or such other date when all the conditions to Closing are met or such other date which the parties may agree in writing, upon which the Closing shall occur.

1.07 Consents. The consents of the individuals, corporations, partnerships, governmental agencies and other entities listed on Schedule 1.07, whose consent or approval is required for the execution, delivery or performance of this Agreement.

1.08. Contracts. Those executory contracts, leases, licenses and other agreements to which Seller is a party as of the Closing Date and listed on
Schedule 1.08.

1.09. Excluded Assets. Those Assets listed on Schedule 1.09.

1.10.[ Intentionally omitted].

1.11. Inventories. All goods, supplies and merchandise of Seller, whether on hand, in warehouses or in transit, including, without limitation, raw materials and work in process, held for sale or use in the Business.

1.12. Leased Property. The space leased on a month to month basis by Seller at 67 Wall Street, New York, New York.

1.13. Purchase Price. The consideration paid by Buyer to Seller set forth in
Article 3

1.14. Stock. All of the Common Stock of Seller, consisting of 7.5 million issued and outstanding shares.

ARTICLE 2

STOCK PURCHASE

Subject to the terms of this Agreement, on the Closing Date Selling Stockholder shall sell, transfer, assign and convey to Buyer and Buyer shall acquire from Selling Stockholder 7,500,000 shares of common stock of Seller, constituting 100.00% of the issued and outstanding stock of the Seller.

ARTICLE 3

PURCHASE PRICE

3.01. Consideration for Assets. In consideration for its purchase of the Stock, Buyer shall cause to be vested that portion of the 8,000,000 shares of Buyer's stock previously issued (but unvested) to the individuals or entities listed on
Schedule 3.01. As additional consideration for its purchase of the Stock, Buyer shall cause (and Mr. Tom Richfield shall agree to assist in causing) all debts of and advances to Buyer and/or Mr. Tom Richfield and/or Buyer's affiliates to be convened into equity of Buyer at closing.

3.02. Payment of Purchase Price, The Purchase Price shall be paid by delivery of an INFe - Human Resources, Inc. stock certificate at the Closing.

ARTICLE 4

[Intentionally omitted]

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND SELLING
STOCKHOLDER

Seller and Selling Stockholder represent and warrant to, and covenant with, Buyer as follows:

5.01. Entity Status; Accredited Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to own, lease and operate its properties and conduct the Business as it now is being conducted. Seller has not failed to qualify to do business as a foreign limited liability company in any jurisdiction in which its failure to qualify would have a material adverse effect on the Business. Selling Stockholder is an accredited investor as such term is understood under Regulation D of the Securities arid Exchange Commission.

5.02. Due Authorization. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Seller.

5.03. Authority of Seller. Seller and Selling Stockholder have the legal power and authority to execute, deliver and perform this Agreement. Neither the execution, nor delivery nor performance by Seller or Selling Stockholder of this Agreement will cause Seller to violate any provisions of Seller's governing documents including its articles of incorporation or bylaws or result in the breach of any provision of or constitute a default under any indenture, agreement, contract or other instrument to which Seller or Selling Stockholder is a party or by which Seller or Stockholder or any of the Stock or Assets may be bound.

5.04. Consents. Other than those listed on Schedule 1 no consent or approval is required of any person or entity pursuant to the terms of any contract or otherwise in order to permit the execution, delivery and performance by Seller or Selling Stockholder of this Agreement and the consummation of the transactions contemplated hereby.

5.05. Enforceability. This Agreement is a valid and binding obligation of Seller and Selling Stockholder, subject to performance by Buyer as provided herein, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

5.06. Governmental Orders. Neither the execution nor delivery nor performance by Seller or Selling Stockholder of this Agreement will violate or contravene any applicable state or federal law, regulation or order. Neither Seller nor Selling Stockholder is a party or subject to or bound by any law, regulation, judgment, order, writ, injunction, ruling, or decree of any jurisdiction, court or governmental body that is likely to adversely affect in any manner the performance by Seller or Selling Stockholder of this Agreement.

5.07. Ownership of Assets and Stock. Seller has good and marketable title to the Assets and Selling Stockholder has good and marketable title to the Stock, in both cases, free and clear of any liens, claims, debts, security interests, judgments, mortgages or other encumbrances of any kind except those set forth on
Schedule 5.07. At Closing, Selling Stockholder will transfer the Stock to Buyer free and clear of any liens, claims, security interests or other encumbrances of any kind, except such as may have been created by acts of Buyer.

5.08. Financial Statements. Included as Schedule 5.08 are true and complete copies of the financial statements of Seller for the dates indicated thereon. All of such financial statements are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles, have been prepared in accordance with the books and records of Seller, and fairly present in all material respects the assets, liabilities and financial position, the results of operations, shareholders' equity (deficit) and cash flows of Seller as of the dates and for the periods indicated.

5.09. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed, Seller does not have any material liabilities.

5.10. [Intentionally omitted].

5.11.[Intentionally omitted]

5.12. Personal Property. All material items of Seller's personal property are in good operating condition for the operations of the Business as currently conducted, taking into consideration age and ordinary wear and tear, and are adequate and sufficient for all operations conducted by the Business.

5.13. Real Property. Seller neither owns nor leases any property except the Leased Property. The improvements to the Leased Property, including but not limited to structural elements, roofs, mechanical, electrical and plumbing systems, are in good working order and are sufficient for the operations of the Business as currently conducted

5.14. Accounts Receivable. All accounts receivable of Seller reflected on the financial statements, or arising in the ordinary course of business of the Business since the date thereof represent arm's length sales actually made in the ordinary course of business and are valid and collectible. There are no credits outstanding to customers nor have any commitments been made to issue any such credit.

5.15. Contracts. (a) Other than those listed on Schedule 1.08. Seller is a party to no material executory contracts, leases, licenses or other agreement, (b) each Contract is valid, binding and in full force and effect, (c) Seller is not in default under any Contract and no other party to any Contract is in material default or alleged to be in default under any Contract, (d) there does not exist any condition or event which, after notice, lapse of time or both would constitute a default by Seller or by any party to any Contract, and (e) Seller has received no notice of the election of any party to any Contract to cancel, terminate or not to renew such Contract, whether in accordance with the terms of such Contract or otherwise.

5.16 [Intentionally omitted]

5.17. Transactions With Affiliates and Certain Others. Seller has no agreement, understanding, contract or commitment (written or oral) with any affiliate other than Arthur Viola or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any kind.

5.18. Employment Obligations. There are no controversies pending or, to Seller's knowledge, threatened between Seller and any of its employees, representatives of any of its employees, or any other person for the benefit of any of its employees and, except as otherwise disclosed herein or in any of the Schedules, there are no agreements or contracts between Seller and such employees with respect to employment, wages, expenses, allowances, hours, working conditions, bonuses, salaries, pensions, profit sharing, insurance benefits, severance pay or otherwise.

5.19. Taxes. All tax returns required by law to be filed up to and including the Closing Date, and all taxes required to have been paid by Seller, the non-filing or non-payment of which could result in a lien or charge on or encumbrance against the Assets, have been or prior to Closing will be duly filed or paid other than taxes not yet due and payable. There are no actions or other proceedings of any kind pending or threatened against Seller with respect to any tax matters, and no circumstances exist which may result in the imposition of additional tax liabilities that would have a material adverse effect on the Assets, the Stock or the Business.

5.20. Licenses, Permits, Approvals and Regulatory Matters; Compliance. All governmental and regulatory licenses, permits and approvals necessary to the conduct of the Business as currently conducted are set forth in Schedule 5.20 and are in fill force and effect. Seller is not a party to any pending dispute with respect to such licenses, permits arid approvals and, within the past five years, there have been no material violations by Seller of any such licenses, permits and approvals or any claims or proceedings, pending or threatened, challenging the validity of or seeking to discontinue any such licenses, permits or approvals Seller is in compliance in all material respects with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which the Business is subject.

5.21. Occupational Safety and Health. Seller has received no notice, citation, claim, assessment or proposed assessment as to or alleging any violation by it of any federal, state or local occupational safety and health laws, rules and regulations and no such violation which is material currently exists. Seller is not a party to any pending dispute with respect to its compliance with any federal, state or local occupational safety and health laws, rules or regulations.

5.22. Environmental Protection.

(a) The Leased Property has not been used by Seller nor, to Seller's knowledge, by anyone else for the handling, treatment, storage or disposal of any hazardous wastes as defined under Subtitle C of the Resource Conservation and Recovery Act, as amended, or any waste containing hazardous substances in reportable quantities, as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or under applicable state law; and

(b) Seller has not received any order, letter or other communication, from any governmental unit or agency, concerning any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging or dumping of any hazardous substances or hazardous wastes (each as defined in subparagraph (a) above), or with respect to any air or water discharges or emissions, on the Leased Property so as to threaten any material impact on the Assets, liabilities, financial condition, Business, operations or prospects of Seller;

5.23. Absence of Changes. Since August 1, 2002, there has been no material adverse change in the Assets, liabilities, financial condition, Business, operations or prospects of Seller, financial or otherwise, and since such date the Business has been conducted in the usual, regular and ordinary manner in all respects.

5.24. Pending Litigation. There is no claim, action, suit, litigation, investigation, or proceeding of any nature commenced, pending or threatened against Seller or otherwise affecting the Assets, the Stock, the Business or Seller, in any court or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality and there is no basis for or any circumstances which may give rise to any such claim, action or proceeding.

5.25. Commissions. Neither Seller nor Selling Stockholder has incurred or caused or suffered to arise any obligation or liability, contingent or otherwise, for brokers' commissions, finders' fees or similar payments in connection with the transactions contemplated by this Agreement.

5.26. Accuracy of Representations and Warranties. No representation or warranty made by Seller or Selling Stockholder in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it is made.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND INFE

Buyer and INFE represent and warrant to Seller and Selling Stockholder and covenant with Seller and Selling Stockholder as follows:

6.01. Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.02. Due Authorization. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.

6.03. Authority of Buyer. Buyer has the legal power and authority to execute, deliver and perform this Agreement. Neither the execution nor delivery nor performance by Buyer of this Agreement will cause Buyer to violate any provisions of Buyer's articles of incorporation or by-laws or result in the breach of any provision of or constitute a default under any indenture agreement, contract or other instrument to which Buyer is a party or by which Buyer is bound.

6.04. Consents. All consents or approvals required of any person or entity pursuant to the terms of any contract or otherwise in order to permit the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby prior to Closing will be obtained.

6.05. Enforceability. This Agreement is a valid and binding Agreement of Buyer, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

6.06. Governmental Orders. Neither the execution nor delivery nor peformance by Buyer of this Agreement will violate or contravene any applicable state or federal law, regulation or order. Buyer is not a party or subject to or bound by any law, regulation, judgment, order, writ, injunction, ruling, or decree of any jurisdiction, court or governmental body that is likely to adversely affect in any manner the performance by Buyer of this Agreement.

6.07. [Intentionally omitted].

6.08 Financial Statements. Included as Schedule 6.08 are true and complete copies of the financial statements of Buyer for the dates indicated thereon. All of such financial statements are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles, have been prepared in accordance with the books and records of Buyer, and fairly present in all material respects the assets, liabilities and financial position, the results of operations, shareholders' equity (deficit) and cash flows of Buyer as of the dates and for the periods indicated.

6.09. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed, Buyer does not have any material liabilities, contingent or otherwise, of any kind

6.10. No Financing. Except for the persons and/or entities listed on Schedule 3.01, Buyer has not raised financing or otherwise solicited investors and has no shares, rights or options outstanding other than as specifically disclosed herein.

6.11. [Intentionally omitted]

6.12. [Intentionally omitted]

6.13. Real Property. Except as disclosed on the Financial Statements, Buyer neither owns nor leases any property.

6.14. Accounts Receivable. Except as disclosed on the Financial Statements, Buyer does not own any Accounts Receivable.

6.15. Contracts. Seller is a party to no material executory contracts, leases, licenses or other agreements.

6.16.[Intentionally omitted]

6.17. Transactions With Affiliates and Certain Others. Buyer has no agreement, understanding. contract or commitment (written or oral) with any affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Buyer on notice of not longer than 30 days without liability, penalty or premium of any kind.

6.18. Employment Obligations. Other than Arthur Viola, President, Buyer has no employees and has not had any employees since its inception.

6.19. Taxes. All tax returns required by law to be filed up to and including the Closing Date, and all taxes required to have been paid by Buyer, the non-filing or non-payment of which could result in a lien or charge on or encumbrance against Buyer, have been duly filed or paid other than taxes not yet due and payable. There are no actions or other proceedings of any kind pending or threatened against Buyer with respect to any tax matters, and no circumstances exist which may result in the imposition of additional tax liabilities that would have a material adverse effect on the Buyer.

6.20. Licenses, Permits, Approvals and Regulatory Matters; Compliance. Buyer does not need any licenses, permits, or approvals to enter into this Agreement or conduct its business.

6.21. Occupational Safety and Health. Buyer has received no notice, citation, claim assessment or proposed assessment as to or alleging any violation by it of any federal, state or local occupational safety and health laws, rules and regulations and no such violation which is material currently exists Buyer is not a party to any pending dispute with respect to its compliance with any federal, state or local occupational safety and health laws, rules or regulations.

6.22 Environmental Protection.

Buyer has not received any order, letter or other communication, from any governmental unit or agency, concerning any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging or dumping of any hazardous substances or hazardous wastes, or respect to air or water discharges or emissions, so as to threaten any material impact on Buyer.

6.23. Absence of Changes. Since August 1 2002, there has been no material adverse change in the assets, liabilities, financial condition, business, operations or prospects of Buyer, financial or otherwise, and since such date its business has been conducted in the usual, regular and ordinary manner in all respects.

6.24. Pending Litigation. There is no claim, action, suit, litigation, investigation, or proceeding of any nature commenced, pending or threatened against Buyer or otherwise affecting its business, in any court or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality and there is no basis for or any circumstances which may give rise to any such claim, action or proceeding.

6.25. Commissions Neither Buyer nor INFE has incurred or caused or suffered to arise any obligation or liability, contingent or otherwise, for brokers' commissions, finders' fees or similar payments in connection with the transactions contemplated by this Agreement.

6.26. Accuracy of Representations and Warranties. No representation or warranty made by Buyer or INFE herein contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances in which it is made.

ARTICLE 7

CONDUCT OF BUSINESS PRIOR TO CLOSING; CERTAIN AGREEMENTS

From and after the date hereof, through and including the Closing Date, Seller, Selling Stockholder, INFE and Buyer agree as follows:

7.01. Conduct of Business. Seller shall conduct the Business between the date hereof and the Closing Date in the ordinary course of business of the Business, and in the same manner as prior to the date hereof. Seller shall not enter into any union contract or adopt any new pension, benefit or severance plan for employees, and Seller shall not renegotiate any supplier's or customer's contract or enter into any new supplier or customer contract, other than in the ordinary course of business of the Business consistent with past practices.

7.02. Material Changes. Except for purchase orders or sales orders entered into in the ordinary course of business of the Business, Seller shall not enter into any agreements or modify or cancel any Contract without the prior written consent of Buyer, which consent will not be unreasonably withheld. Neither Seller nor Member shall take any action that would adversely affect the Business or Seller's or Member's ability to execute, deliver or perform this Agreement or that Will cause the representations and warranties made by Seller or Member herein and in any of the Schedules to not be true in all material respects at the Closing. Other than in the ordinary course of business of the Business, the Inventories shall not be materially decreased or increased without Buyer's written consent.

7.03. Maintenance of the Property. Seller shall maintain the Leased Property, its personal property and any other property owned or leased by Seller in their present condition,, ordinary wear and tear excepted, and Seller shall perform all ordinary and regular maintenance and repairs with respect thereto.

7.04. Disposition of Assets. Seller shall not make, cause to be made or permit any dividend or other distribution of any of the Assets, nor dispose of any of the Assets except in the ordinary course of business of the Business.

7.05. [Intentionally omitted]

7.06. Notification of Material Adverse Events. Seller shall promptly notify Buyer in writing of any event following the date hereof and prior to the Closing which Seller is or becomes aware of that will or is likely to have a material adverse effect on the Assets, liabilities, financial condition, Business, operations or prospects of Seller, or on the performance by Seller or Selling Stockholder of this Agreement or any of the transactions contemplated under this Agreement.

7.07. Conduct of Business No party hereto will make any public announcement about the transactions contemplated by this Agreement prior to the Closing without the consent of the other parties, except as may be required by law or regulation.

7.08 Amendment of Schedules. Seller shall notify Buyer immediately in writing of any changes requiring an amendment to any of the Schedules or the addition of any Schedule. Thereupon, Seller shall amend the Schedules or add such Schedules as may be necessary to keep the information set forth in this Agreement and in the Schedules time and complete in all material respects.

7.09. No Negotiations. Neither Seller, Selling Stockholder, Buyer or INFE shall, directly or solicit or finish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller, the Assets, the Stock, the Buyer or the Business or any part thereof or any equity securities of Seller or Buyer, and Seller shall immediately advise Buyer (and Buyer shall immediately advise Seller) if any such event occurs.

7.10. Termination.

(a) This Agreement may be terminated without further liability of any party at any time prior to the Closing:

  (i)  by written agreement of the parties; or

 (ii) by either Buyer or Seller f the Closing shall not have occurred on or before October 31, 2003, provided that the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

(b) If (i) there has been a material violation or breach by Seller or Selling Stockholder of any of the agreements, representations or warranties contained in this Agreement, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which Buyer has not waived in writing, then Buyer may, by written notice to Seller at any time prior to the Closing, terminate this Agreement with the effect set forth in Section 7.10(d).

(c) If (i) there has been a material violation or breach by Buyer or INFE of any of the agreements, representations or warranties contained in this Agreement, or
(ii) there has been a failure of satisfaction of a condition to the obligations of Seller which Seller has not waived in writing, then Seller may, by written notice to Buyer at any time prior to the Closing, terminate this Agreement with the effect set forth in Section 7.10(d).

(d) Termination of this Agreement pursuant to Section 7.10(b) or Section 7.10(c) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party that has violated, breached or failed to sat1sf any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof

ARTICLE 8

CONDITIONS PRECEDENT TO BUYYER'S OBLIGATIONS

The obligations of Buyer and INFE under this Agreement to be performed on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Buyer and INFE at their option:

8.01. Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller and Selling Stockholder in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

8.02. Compliance with Agreement. Seller and Selling Stockholder shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement which are to be performed or complied with by Seller or Selling Stockholder on or before the Closing Date.

8.03. No Materiel Adverse Change. Since the date of this Agreement, there shall have occurred no material adverse change in the Assets, liabilities, financial condition, Business, Stock, operations or prospects of Seller or Selling Stockholder.

8.04. Distributions. Seller shall not have made, caused or permitted to be made any dividends or other distribution of any of the Assets, or any other disposition of Assets other than in the ordinary course of business. Selling Stockholder shall not have sold the Stock and Seller shall not have issued any other stock, preferred or common.

8.05. Changes to Schedules. No material changes to the Schedules shall have been made subsequent to the date of this Agreement.

8.06. Consents. Seller shall have obtained all Consents.

8.07. SEC Clearance. The Buyer's Form 1O-SB shall have been declared effective by the Securities and Exchange Commission.

8.08. No Adverse Proceedings. No suit or proceeding shall have been threatened or instituted against Seller, Selling Stockholder, INFE or Buyer which in the reasonable judgment of Buyer could (a) restrict or prohibit the consummation of the transactions contemplated hereby or (6) have a material adverse effect on the Assets, liabilities, financial condition, Business, operations or prospects of Seller.

8.09. Closing Documents. Seller and Selling Stockholder shall have delivered all certificates, instruments, opinions and other documents required to be delivered by Seller and Selling Stockholder at the Closing and the form and substance of all such certificates, instruments, opinions and other documents delivered to Buyer on the Closing Date shall be in form reasonably satisfy to Buyer.

ARTICLE 9

CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

The obligations of Seller and Selling Stockholder under this Agreement to be performed on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date, of the following conditions, any of which may be waived by Seller at its option:

9.01. Accuracy of Representations and Warranties. Each of the representations and warranties made by Buyer and INFE in this Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

9.02. Compliance with Agreement. Buyer and INFE shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by Buyer on or before the Closing Date.

9.03. Closing Documents. Buyer and INFE shall have delivered all certificates, instruments, opinions and other documents required to be delivered by Buyer or INFE at the Closing and the form and substance of all certificates, instruments, opinions and other documents delivered to Seller shall be in form reasonably satisfactory to Seller.

9.04. Consents. Prior to the Closing Date, Buyer shall have obtained all consents required in order for Buyer to consummate the transactions contemplated in this Agreement.

9.05. SEC Clearance. The Buyer's Form 1O SB shall have been declared effective by the Securities and Exchange Commission.

9.06. No Adverse Proceedings. No suitor proceeding shall have been threatened or instituted against Seller. Selling Stockholder, INFE or Buyer which in the reasonable judgment of Seller could (a) restrict or prohibit the consummation of the transactions contemplated hereby or (b) have a material adverse effect on Buyer. INFE, or the Seller.

9.07. Resignations. All officers and directors of Buyer shall have submitted resignations, substantially in the form of Schedule 9.07 hereto, effective as of the Closing, to Seller.

9.08. Elimination of Buyer Liabilities. Seller shall, at or prior to Closing, have received a certificate signed by Mr. Tom Richfield, individually and on behalf of Buyer, stating that all Buyer debts and advances to Buyer, INFE, Inc., Mr. Tom Richfield and/or any affiliates of Buyer, INFe, Inc. and/or Tom Richfield (referred to in Section 3.01) shall have been cancelled and/or converted into equity in the manner described in Section 3.01.

ARTICLE 10

TIME AND PLACE

10.01. Time and Place. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of INFe, Inc., Falls Church, VA, or at such other tune and place as Buyer and Seller may agree upon in writing. Seller shall be available and have immediate access to phone, fax and internet, but need not be physically present in Virginia, to handle all actions needed to be taken care of at Closing.

10.02. Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

10.03. Deliveries by Seller to Buyer. At the Closing, Seller and Selling Stockholder shall deliver or cause to be delivered to Buyer:

(a) Good and sufficient bills of sale, stock powers properly endorsed (with notary or otherwise), and other appropriate instruments of assignment and conveyance in form and substance reasonably satisfactory to Buyer for the purpose of transfering, assigning and conveying the Stock to and vesting in Buyer all of Seller's right, title and interest (as herein warranted) in and to the Stock;

(b) Certificate of good standing of Seller issued by the Secretary of the State of Nevada;

(c) A certificate executed by the Selling Stockholder, dated as of the Closing Date, by which Seller and Selling Stockholder certify that all representations and Warranties of Seller and Selling Stockholder contained in this Agreement. including the Schedules attached hereto, as supplemented, are true and correct in all material respects on and as of the Closing Date and that all of the conditions set forth herein to be complied with or performed by Seller and Selling Stockholder have been compiled with or performed in all material respects;

(d) Executed copies of all Consents;

(e) Such other instruments and documents as are (i) required by any other provisions of this Agreement, or (ii) reasonably necessary, in the opinion of Buyer, to effect the performance of this Agreement by Seller and Selling Stockholder.

10.04. Deliveries by Buyer to Seller. At the Closing, Buyer and INFE shall deliver or cause to be delivered to Seller:

(a) The consideration specified in Article 3;

(b) A current good standing certificate of Buyer issued by the Secretary of State of Nevada and a current good standing certificate of INFE issued by the Secretary of State of Florida;

(c) A certificate executed by the President or Chairman of Buyer, and the Chairman of INFE dated as of the Closing Date, by which Buyer and INFe certify that all representations and warranties of Buyer and INFE contained in this Agreement are true and correct in all material respects on and as of the Closing Date and that all of the conditions set forth herein to be complied with or performed by Buyer or INFE have been complied with or performed in all material respects;

(d) A copy of all resolutions duly adopted by the Board of Directors of Buyer and INFE authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby;

(e) Such other instruments and documents as are (1) required by any other provisions of this Agreement, or (ii) reasonably necessary, in the opinion of Seller, to effect the performance of this Agreement by Seller.

ARTICLE 11

POST-CLOSING OBLIGATIONS

11.01. Further Assurance and Assistance. The parties agree that after the Closing Date, each party from time to time shall execute and deliver such further documents and instruments and take such other actions as may be reasonably requested by the other party hereto in order to carry out the intents and purposes of this Agreement. The party requesting such documents and instruments shall bear the cost of the initial preparation thereof.

11.02. Registration of Shares. Buyer grants Selling Shareholder "piggyback" registration rights for the Shares and agrees to register them on the next eligible registration statement filed by Buyer.

11.03. Distribution of INFe, Inc. Shares of Buyer. The parties agree that the shares of the Buyer which INFe owns ("the interest") consisting of approximately
1.69 million as of the date of this Agreement shall be distributed to the shareholders as follows: Upon execution of this agreement 50% of the interest shall be distributed to shareholders of record as of the execution date of this agreement. Upon the closing of this transaction (the day the SEC clears the HR/Daniels Company for trading), an additional ten percent (10%) of the interest will be distributed; an additional ten percent (10%) will be distributed three months from the first ten percent (10%) distribution; an additional ten percent (10%) will be distributed three months from second distribution ten percent (l0%).

INDEMNIFICATION

11.04. Indemnification by Buyer and INFE Except with respect to any matter covered by any closing condition set forth herein which Seller agrees to waive, Buyer and INFE, jointly and severally, shall indemnify and hold harmless Seller and Selling Stockholder from and against any claim, liability, obligation, loss, cost, damage and expense (including reasonable attorneys' fees resulting from any breach of any warranty, representation or covenant made by Buyer or INFE in this Agreement.

11.05. Indemnification by Seller and Selling Stockholder. Except with respect to any matter covered by any closing condition set forth herein which Buyer agrees to waive, Seller and Selling Stockholder, jointly and severally, shall indemnify Buyer and INFE and bold Buyer and INFE harmless from and against any claim, obligation, loss, cost, damage and expense (including reasonable attorneys' fees) resulting from any breach by Seller or Selling Stockholder of any warranty, representation or covenant made by Seller or Selling Stockholder in this Agreement.

11.06. Limitations on Indemnification.

The representations and warranties of Seller, Selling Stockholder, INFE and Buyer shall survive the Closing until the third anniversary thereof, and thereafter no claim or action may be brought in respect of any misrepresentation or breach of warranty. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that make such representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

MISCELLANEOUS PROVISIONS

12.01.[Intentionally omitted]

12.02. Expenses. Whether or not the transaction contemplated hereby is consummated, each party shall pay its own expenses, including attorneys' fees, incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise specifically provided herein.

12.03. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or, provided that notice if actually received in due course, three days after such notice is mailed by certified or registered mail, return receipt requested, postage prepaid,

(a) if to Buyer or INFE:
Tom Richfield
INFe Inc.
7787 Leesburg Pike, Suite 200
Falls Church, VA 22043

(b) if to Seller or Selling Stockholder:
Arthur Viola
Daniels Corporate Advisory Company, Inc.
67 Wall Street, 22nd Floor
New York. New York 10005-3198

or such other addresses as may be specified by either party hereto pursuant to notice given by such party in accordance with the provisions of this Section.

12.04. Benefit of This Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, administrators, personal representatives and permitted assigns, and shall not be assignable to any third party without the prior written consent of the other party. This Agreement is solely for the benefit of the parties and no third party shall have any right or claim to the benefits afforded either party hereunder.

12.05. Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize orin any way affect the provisions of this Agreement.

12.06. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof.

12.07 Modifications and Waiver. No change modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated on or subsequent to the date hereof and signed by the parties intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

12.08 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.09. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFE, INC.
By: /s/ Tom Richfield
Its: President              Date: 06/24/2003

INFE-HUMAN RESOURCES, INC.
By:/s/ Arthur Viola
Its: President              Date: 06/24/2003

ARTHUR VIOLA
/s/ Arthur Viola            Date: 6/24/2003

DANIELS CORPORATE ADVISORY COMPANY, INC.
By: /s/Arthur Viola
Its: President              Date: 6/24/2003